EXHIBIT 99.1

SJW GROUP ANNOUNCES 2019 SECOND QUARTER FINANCIAL RESULTS

SAN JOSE, CA, July 24, 2019 – SJW Group (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2019. SJW Group net income was $13.5 million for the quarter ended June 30, 2019, compared to $12.9 million for the same period in 2018. Diluted earnings per share were $0.47 and $0.62 for the quarters ended June 30, 2019 and 2018, respectively. Diluted earnings per share in 2019 includes $0.58 per share from recurring operations offset by $0.06 per share related to a settlement of the company's Order Instituting Investigation ("OII") proceeding with the California Public Utilities Commission ("CPUC") over customer billing practices and $0.05 per share related to the company's proposed merger with Connecticut Water Service, Inc ("CTWS"). Diluted earnings per share in 2018 includes $0.72 per share from recurring operations offset by $0.10 per share related to the proposed merger.

Subsequent to June 30, 2019, San Jose Water Company entered into a Settlement Agreement ("Agreement") with the CPUC's Consumer Protection and Enforcement Division ("CPED") on the CPUC's OII over the company's past customer billing practices. The Agreement requires the company to pay approximately $2.1 million in customer credits and invest $5.0 million in utility plant that is not allowed an investment return or rate recovery. The company has established a settlement reserve of $2.1 million, with an offset to revenue as of June 30, 2019. The company expects to make the utility plant investment with construction to begin within 12 months of the settlement agreement approval by the CPUC. Approval of the Agreement by the CPUC is anticipated in the third quarter of 2019.

Operating revenue was $103.0 million for the quarter ended June 30, 2019, compared to $99.1 million in 2018. The $3.9 million increase in revenue was primarily attributable to a $3.6 million change in cumulative water rates, a $3.6 million change in the net recognition of certain balancing and memorandum accounts, and an $800,000 increase due to new customers, partially offset by $2.1 million in lower customer water usage and $2.1 million in customer rate credits related to the settlement of the CPUC's OII over customer billing practices.

Water production expenses for the quarter ended June 30, 2019 were $42.1 million, compared to $39.9 million in 2018, an increase of $2.2 million. The increase in water production expenses was primarily attributable to $3.6 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $2.2 million in cost recovery balancing and memorandum accounts, partially offset by a $3.0 million reduction due to an increase in the use of available surface water supplies and $600,000 in decreased customer water usage. Operating expenses, excluding water production costs, increased $2.5 million to $38.9 million from $36.4 million. The increase was primarily due to $1.5 million in higher general and administrative expenses, primarily related to increased compensation and pension costs, $1.4 million in higher depreciation expenses due to assets placed in service in 2018 and $500,000 in higher maintenance and taxes other than income taxes, partially offset by a decrease of $900,000 in merger expenses related to our proposed merger transaction with CTWS.

Other expense and income in the second quarter of 2019 included $2.3 million of interest income earned on money market fund investments from the proceeds of our equity offering in December 2018.

The effective consolidated income tax rates were approximately 23% and 24% for the quarters ended June 30, 2019 and 2018, respectively.

Year-to-date net income was $19.4 million, compared to $14.2 million in 2018. Diluted earnings per share were $0.68 in the first six months of 2019, compared to $0.68 per diluted share for the same period in 2018. Diluted earnings per share in 2019 includes $0.86 per share from recurring operations offset by $0.06 per share related to the company's OII settlement with the CPUC's CPED and $0.12 per share related to the company's activities around the proposed merger with CTWS. Diluted earnings per share in 2018 includes $0.93 per share from recurring operations offset by $0.25 per share related to the proposed merger.

Year-to-date operating revenue increased by $6.5 million to $180.6 million from $174.1 million in the first six months of 2019. The increase was attributable to a $6.7 million change in cumulative water rates, $6.2 million in the net recognition of certain balancing and memorandum accounts, and $1.7 million in new customers, partially offset by a $5.9 million decrease in customer usage and $2.1 million in customer rate credits related to the OII settlement with the CPUC's CPED.

Year-to-date water production expenses decreased to $68.9 million from $70.3 million in 2018. The $1.4 million decrease was attributable to a $7.3 million increase in the use of available surface water supplies and $3.0 million in decreased customer usage, partially offset by $6.4 million in higher per unit costs for purchased water, groundwater extraction and energy charges and a $2.5 million increase in cost recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $3.7 million to $77.4 million from $73.7 million. The increase was primarily due to $3.0 million in higher depreciation expenses, $2.2 million in higher general and administrative expenses and $600,000 in higher taxes other than income taxes, partially offset by a decrease of $2.2 million in merger expenses related to our proposed CTWS merger transaction.

Other expense and income year-to-date for 2019 included $4.2 million of interest income earned on money market fund investments from the proceeds of the company's equity offering in December 2018.

The effective consolidated income tax rates were approximately 24% and 20% for the six-month periods ended June 30, 2019 and 2018, respectively.

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.30 per share. The dividend is payable on September 3, 2019, to shareholders of record on August 5, 2019.

CTWS Merger Update

On July 3, 2019, SJW Group and CTWS ("the Companies") reached a settlement agreement with the Department of Energy and Environmental Protection ("DEEP") and the Office of Consumer Counsel ("OCC") regarding the commitments in our application to the Connecticut Public Utilities Regulatory Authority ("PURA") for approval of our proposed merger. The settlement agreement modifies and adds commitments that will provide additional, direct long-term customer and environmental benefits, enhance local control and provide supplemental financial protections to customers.

On July 3, 2019, the Companies submitted to filing with PURA requesting approval of the settlement agreement and our merger application with the support of DEEP and the OCC. PURA will determine the next procedural steps and the schedule to complete the proceeding. In addition, the Companies filed an application for merger approval with the Maine Public Utilities Commission on May 3, 2019. The Companies have since engaged in discovery and preliminary settlement negotiations related to the Maine proceeding. The proposed merger transaction remains on track to close in the third quarter of 2019.

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group's plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the conditions to the closing of the proposed transaction between SJW Group and CTWS (the "Merger") are not satisfied; (2) the risk that the regulatory approvals required for the Merger are not obtained at all, or if obtained, on the terms expected or on the anticipated schedule; (3) the risk that the CPUC's investigation may cause delays in or otherwise adversely affect the Merger and that SJW Group may be required to consummate the Merger prior to the CPUC's issuance of an order with respect to its investigation; (4) the effect of water, utility, environmental and other governmental policies and regulations; (5) litigation relating to the Merger; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the Merger; (7) changes in demand for water and other products and services; (8) unanticipated weather conditions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect the facilities, operations, financial condition, results of operations and reputation of SJW Group or CTWS; (10) risks that the Merger disrupts the current plans and operations of SJW Group or CTWS; (11) potential difficulties by SJW Group or CTWS in employee retention as a result of the Merger; (12) unexpected costs, charges or expenses resulting from the Merger; (13) risks related to diverting management's attention from ongoing business operations of SJW Group or CTWS; and (14) legislative and economic developments.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group's most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
REVENUE	$102,965	99,086	$180,647	174,128
OPERATING EXPENSE:
Production Expenses:
Purchased water	26,381	23,712	40,043	39,128
Power	1,493	1,624	2,653	2,892
Groundwater extraction charges	9,100	9,919	15,963	19,451
Other production expenses	5,159	4,626	10,258	8,838
Total production expenses	42,133	39,881	68,917	70,309
Administrative and general	13,408	11,958	25,699	23,526
Maintenance	4,729	4,596	9,054	9,056
Property taxes and other non-income taxes	3,848	3,450	7,976	7,316
Depreciation and amortization	15,101	13,656	30,246	27,239
Merger related expenses	1,775	2,746	4,376	6,552
Total operating expense	80,994	76,287	146,268	143,998
OPERATING INCOME	21,971	22,799	34,379	30,130
OTHER (EXPENSE) INCOME:
Interest expense	(6,714)	(6,084)	(12,505)	(12,136)
Unrealized gain (loss) on California Water Service Group stock	—	140	—	(527)
Interest income on Money Market Fund	2,342	—	4,174	—
Gain on sale of real estate investment	745	—	745	—
Pension non-service cost	(907)	(595)	(1,828)	(1,178)
Other, net	517	679	907	1,355
Income before income taxes	17,954	16,939	25,872	17,644
Provision for income taxes	4,192	4,068	6,237	3,488
NET INCOME BEFORE NONCONTROLLING INTEREST	13,762	12,871	19,635	14,156
Less net income attributable to noncontrolling interest	224	—	224	—
SJW GROUP NET INCOME	13,538	12,871	19,411	14,156
COMPREHENSIVE INCOME	$13,538	12,871	$19,411	14,156

EARNINGS PER SHARE:
Basic	$0.48	0.63	$0.68	0.69
Diluted	$0.47	0.62	$0.68	0.68
DIVIDENDS PER SHARE	$0.30	0.28	$0.60	0.56
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,440	20,592	28,432	20,577
Diluted	28,526	20,732	28,517	20,717

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2019	December 31, 2018
ASSETS
Utility plant:
Land	$18,303	18,296
Depreciable plant and equipment	1,870,156	1,833,051
Construction in progress	100,350	68,765
Intangible assets	15,799	15,799
Total utility plant	2,004,608	1,935,911
Less accumulated depreciation and amortization	635,005	607,090
Net utility plant	1,369,603	1,328,821

Real estate investments	56,473	56,336
Less accumulated depreciation and amortization	12,925	12,327
Net real estate investments	43,548	44,009
CURRENT ASSETS:
Cash and cash equivalents:
Cash	9,849	8,722
Money market fund	412,000	412,000
Accounts receivable and accrued unbilled utility revenue	61,003	50,219
Current regulatory assets, net	15,904	26,910
Other current assets	5,163	4,871
Total current assets	503,919	502,722
OTHER ASSETS:
Regulatory assets, net	81,746	76,715
Other	4,834	4,122
	86,580	80,837
	$2,003,650	1,956,389

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2019	December 31, 2018
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$28	28
Additional paid-in capital	497,633	495,366
Retained earnings	396,334	393,918
Total stockholders' equity	893,995	889,312
Long-term debt, less current portion	510,859	431,424
Total capitalization	1,404,854	1,320,736
CURRENT LIABILITIES:
Lines of credit	55,000	100,000
Accrued groundwater extraction charges, purchased water and power	17,625	13,694
Accounts payable	28,253	24,937
Accrued interest	7,972	7,132
Accrued payroll	5,573	7,181
Other current liabilities	12,635	11,041
Total current liabilities	127,058	163,985

DEFERRED INCOME TAXES	76,983	79,651
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	251,969	248,853
POSTRETIREMENT BENEFIT PLANS	72,432	70,490
REGULATORY LIABILITY	57,901	59,149
OTHER NONCURRENT LIABILITIES	12,453	13,525
	$2,003,650	1,956,389